EXHIBIT 99.1
                                                                    ------------


            Chattem, Inc. Reports Second Quarter Earnings
Per Share before Charges Increase 37%; Total Revenues up 10%; Revises
        Upward Earnings and Revenues Estimates for Fiscal Year

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--June 17, 2004--Chattem, Inc. (NASDAQ:CHTT), a leading marketer and manufacturer of branded consumer products, announced today record financial results for the fiscal second quarter ended May 31, 2004.
    Total revenues for the quarter were $70.1 million, operating income excluding litigation settlement charges was $19.8 million and net income excluding debt extinguishment and litigation settlement charges was $10.6 million, representing increases of 10%, 16% and 41%, respectively, over the corresponding year-ago results. Earnings per share excluding debt extinguishment and litigation settlement charges for the fiscal 2004 second quarter were $.52, a 37% increase over the second quarter of fiscal 2003 earnings per share.
    Chattem's earlier estimates for its second fiscal quarter were $64-66 million of total revenues and $.42-.44 earnings per share. This marks the 11th consecutive quarter Chattem has bested the prior year's corresponding quarterly earnings before charges.
    For the first six months of fiscal 2004, total revenues were $131.3 million, operating income excluding litigation settlement charges was $34.9 million and net income excluding debt extinguishment and litigation settlement charges was $17.3 million, or $.87 per share, representing increases over the corresponding year-ago periods of 8%, 18%, 43% and 43%, respectively.
    After giving effect to charges related to the Company's debt refinancing and the initial payments pertaining to the settlement of litigation concerning Dexatrim(R) with phenylpropanolamine (PPA), the Company had net income of $7.2 million, or $.36 per share, for the fiscal second quarter. For the first six months of fiscal 2004, net income was $6.5 million, or $.33 per share. See the reconciliation of operating income excluding litigation settlement charges and net income excluding debt extinguishment and litigation settlement charges in Chattem's unaudited consolidated statement of income attached hereto.
    The 10% increase in total revenues for the second fiscal quarter of 2004 over the second fiscal quarter of 2003 was led by the Icy Hot(R), Gold Bond(R), Selsun blue(R) and Bull Frog(R) brands. Net sales of Icy Hot soared 67% over the corresponding year-ago period, driven by continued strength of the Icy Hot Back Patch and higher-than-expected initial shipments of the new Icy Hot Medicated Sleeve. The brand will continue to receive strong media and promotional support for the balance of the fiscal year, which should continue to fuel strong sales growth. Net sales of the Gold Bond franchise increased 32%, led by double-digit sales growth from the lotion, foot and cream segments of the business. Selsun blue's net sales grew 12% as the brand continued to benefit from a strong marketing campaign and shipments of Selsun blue Conditioner. Bull Frog's net sales increased 34% due to expanded distribution and increased sales of pre-pack displays.
    Also enjoying year-over-year sales increases during the second fiscal quarter of 2004 were Pamprin(R) (up 20%), Sun-In(R) (up 20%), Herpecin(R) (up 11%) and Capzasin(R) (up 9%).
    Somewhat offsetting the strong sales increases in the second fiscal quarter of 2004 noted above was a 55% decline in the Dexatrim diet pill business from the second quarter of fiscal 2003. This weakness was countered in part by the introduction of the Dexatrim All in One Bar, which exceeded sales expectations and continues to be supported by a strong marketing campaign. pHisoderm(R) also experienced a quarterly drop in sales, declining 27% from the corresponding year-ago quarter.
    International total revenues declined 14% for the second fiscal quarter of 2004 due principally to sales weakness in Canada and the termination of certain European distributor relationships.
    Chattem enjoyed excellent margins in the second fiscal quarter. Gross margin based on total revenues was 70.7%. Advertising and promotion as a percentage of total revenue was 27.2%. Selling, general and administrative expense (S,G&A) as a percentage of total revenues was 15.2%, exhibiting continued cost controls.
    For the first six months of fiscal 2004, gross margin, advertising and promotion, and S,G&A as a percentage of total revenues were 71.4%, 28.6% and 16.2%, respectively.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding debt extinguishment and litigation settlement charges was $21.1 million for the second fiscal quarter of 2004 and $37.5 million for the first six months of fiscal 2004. The Company's EBITDA margin (EBITDA (excluding debt extinguishment and litigation settlement charges) divided by total revenues) was 30.2% for the second fiscal quarter and 28.6% for the first half of fiscal 2004 (see reconciliation of EBITDA (excluding debt extinguishment and litigation settlement charges) to net income in Chattem's unaudited income statement attached hereto).
    Days' sales outstanding in accounts receivable were 50 compared to 46 a year ago, reflecting higher sales levels of seasonal brands Bull Frog and Sun-In that carry longer dated receivables. Inventories for the quarter declined $1.6 million despite the $6.5 million increase in total revenue year-over-year.
    As previously reported, during the first quarter of fiscal 2004 Chattem completed the refinancing of approximately $210 million of long-term debt, resulting in a loss net of taxes from the early extinguishment of debt of $7.4 million, or $.37 per share, recorded in the first fiscal quarter, and an additional loss net of taxes of $1.1 million, or $.05 per share, recorded in the second fiscal quarter. No other charges related to the debt refinancing are expected. Annual savings on interest expense from the debt refinancing will be approximately $3.7 million after-tax, or $.19 per share.
    Net debt (total debt less cash and cash equivalents) declined $13.3 million from the second fiscal quarter of 2003 to the second fiscal quarter of 2004, demonstrating the Company's use of its strong cash flows to reduce debt.
    During the first fiscal quarter, the Company announced that it had entered into a memorandum of understanding (MOU) with the plaintiffs' steering committee which memorializes certain settlement terms concerning lawsuits relating to Dexatrim with PPA, and the settlement of certain related suits with its product liability insurance carriers. During the second fiscal quarter a final settlement agreement which supercedes the MOU was executed, the insurance companies with which the Company reached a settlement funded their portion of that settlement and the notice to plaintiffs requiring them to file claims by July 7, 2004 was first published. See the Company's filings with the Securities and Exchange Commission for a complete discussion of this litigation. If the settlement is completed, based on information currently known to the Company, Chattem expects to record pre-tax charges of $20-25 million, or $13-16 million net of taxes, although the exact amount of this charge cannot yet be determined. The Company recorded the first portion of this charge, $3.5 million pre-tax or $.17 per share, during its second fiscal quarter. Chattem expects to record the balance of this charge during the second half of fiscal 2004, although the exact timing of this charge cannot yet be determined. The Company believes that its available insurance, cash on hand, cash provided by operating activities and funds available to the Company under its revolving credit facility will be sufficient to fund the Company's portion of the settlement, if the settlement is completed on the basis of information currently known to it.
    During its second fiscal quarter, Chattem purchased 113,000 of its shares at an average price of $25.82 per share. For fiscal 2004, the Company has purchased 129,000 of its shares at an average price of $25.09. A total of $16.8 million remains available under the Company's previously announced $20 million board stock repurchase authorization.
    For the balance of the 2004 fiscal year, Chattem currently expects to record results in the following ranges:


($ in millions, except per share data)

                          Q1A    Q2A      Q3E       Q4E       FYE04
------------------------ ------ ------ --------- --------- -----------
Total Revenues           $61.2  $70.1    $63-65    $57-59    $251-255
------------------------ ------ ------ --------- --------- -----------
EPS                      $0.34  $0.52  $.41-.43  $.33-.35  $1.60-1.65
------------------------ ------ ------ --------- --------- -----------

(Full fiscal year results may not equal the sum of quarterly projections due to rounding and, in the case of EPS, variations in share count.)


    All earnings per share numbers given in the above chart are prior to any cumulative effects of adopting a change in accounting principle which might be recorded during the year, prior to any charges recorded or expected to be recorded relative to the Dexatrim with PPA litigation and related insurance coverage litigation discussed above, and before charges associated with the debt refinancing, also discussed above. See the attached reconciliation of net income (excluding debt extinguishment charges and settlement and administrative costs of PPA litigation) per common share. These estimates constitute forward-looking statements and are subject to a number of risks, uncertainties and assumptions, including those described in the Company's filings with the Securities and Exchange Commission.
    Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.
    Chattem will provide an online Web simulcast and rebroadcast of its second fiscal quarter 2004 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com on Friday, June 18 beginning at 8:30 a.m. EDT. The online replay will follow shortly after the call and be available through June 22, 2004. Please note Webcast requires Windows Media Player.


                            CHATTEM, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                             (Unaudited)

                             For the Three Months  For the Six Months
                                 Ended May 31,        Ended May 31,
                             --------------------- -------------------

                                2004       2003      2004      2003
                             ----------- --------- --------- ---------

REVENUES:
Net sales                       $69,886   $63,269  $130,813  $121,394
Royalties                           206       364       516       664
                             ----------- --------- --------- ---------
Total revenues                   70,092    63,633   131,329   122,058

COSTS AND EXPENSES:
Cost of sales                    20,556    17,713    37,508    35,404
Advertising and promotion        19,080    18,529    37,612    36,934
Selling, general and
 administrative                  10,671    10,397    21,306    20,211
Settlement and
 administrative costs of
 PPA litigation                   3,463         -     3,657         -
                             ----------- --------- --------- ---------
Total costs and expenses         53,770    46,639   100,083    92,549
                             ----------- --------- --------- ---------

INCOME FROM OPERATIONS           16,322    16,994    31,246    29,509
                             ----------- --------- --------- ---------

OTHER INCOME (EXPENSE):
Interest expense                 (3,639)   (5,227)   (8,394)  (10,374)
Investment and other
 income, net                        115        53       160        87
Loss on early
 extinguishment of debt          (1,649)        -   (12,958)        -
                             ----------- --------- --------- ---------
Total other income
 (expense)                       (5,173)   (5,174)  (21,192)  (10,287)
                             ----------- --------- --------- ---------

INCOME BEFORE INCOME TAXES       11,149    11,820    10,054    19,222

PROVISION FOR INCOME TAXES        3,902     4,299     3,519     7,112
                             ----------- --------- --------- ---------

NET INCOME                       $7,247    $7,521    $6,535   $12,110
                             =========== ========= ========= =========


DILUTED SHARES OUTSTANDING       20,176    19,751    20,038    19,966
                             =========== ========= ========= =========


NET INCOME PER COMMON SHARE
 (DILUTED)                        $0.36     $0.38     $0.33     $0.61
                             =========== ========= ========= =========


----------------------------------------------------------------------

INCOME FROM OPERATIONS  (EXCLUDING SETTLEMENT AND ADMINISTRATIVE COSTS
   OF PPA LITIGATION):

Income from operations          $16,322             $31,246
Settlement and
 administrative costs of
 PPA litigation                   3,463               3,657
                             -----------           ---------
Income from operations
 (excluding settlement and
 administrative costs of
 PPA litigation)                $19,785             $34,903
                             ===========           =========

----------------------------------------------------------------------

NET INCOME (EXCLUDING DEBT EXTINGUISHMENT CHARGES AND SETTLEMENT AND
   ADMINISTRATIVE COSTS OF PPA LITIGATION) PER COMMON SHARE (DILUTED):

Net income                       $7,247              $6,535
Add:
  Loss on early
   extinguishment of debt         1,649              12,958
  Settlement and
   administrative costs of
   PPA litigation                 3,463               3,657
  Benefit from income taxes      (1,789)             (5,815)
                             -----------           ---------
Net income (excluding debt
 extinguishment charges and
 settlement and administrative
 costs of PPA litigation)       $10,570             $17,335
                             ===========           =========

Net income (excluding debt
 extinguishment charges and
 settlement and administrative
 costs of PPA litigation) per
 common share (diluted)            $0.52               $0.87
                             ===========           =========

----------------------------------------------------------------------

EBITDA RECONCILIATION (EXCLUDING SETTLEMENT AND ADMINISTRATIVE COSTS
   OF PPA LITIGATION):

Net income                       $7,247    $7,521    $6,535   $12,110
Add:
  Provision for income taxes      3,902     4,299     3,519     7,112
  Interest expense, net
   (includes loss on early
   extinguishment of debt)        5,173     5,174    21,192    10,287
  Depreciation and
   amortization less amounts
   included in interest           1,349     1,018     2,617     2,152
                             ----------- --------- --------- ---------
EBITDA                          $17,671   $18,012   $33,863   $31,661
                             ----------- --------- --------- ---------
Settlement and administrative
 costs of PPA litigation          3,463         -     3,657         -
                             ----------- --------- --------- ---------
EBITDA (excluding settlement and
 administrative costs of
 PPA litigation)                $21,134   $18,012   $37,520   $31,661
                             ----------- --------- --------- ---------

Depreciation & amortization      $1,535    $1,522    $3,072    $3,021
Capital expenditures               $749    $1,102    $1,240    $2,566

----------------------------------------------------------------------

MARGIN DATA:

EBITDA margin (EBITDA
 (excluding settlement and
 administrative costs of
 PPA litigation)/total
 revenues)                         30.2%     28.3%     28.6%     25.9%

Net income margin (net
 income/total revenues)            10.3%     11.8%      5.0%      9.9%

Net income (excluding debt
 extinguishment charges and
 settlement and administrative
 costs of PPA litigation) margin
 (net income (excluding debt
 extinguishment charges and
 settlement and administrative
 costs of PPA litigation)/total
 revenues)                         15.1%        -      13.2%        -

----------------------------------------------------------------------

                               May 31,    May 31,
                                2004       2003
                             ----------- ---------
BALANCE SHEET DATA:

Cash and cash equivalents      $ 10,890  $ 13,961
Accounts receivable, net       $ 39,057  $ 32,197
Inventories                    $ 18,839  $ 20,417
Accounts payable               $  9,805  $ 10,120

Senior bank debt               $      -  $ 11,750
Subordinated debt               200,000   204,692
                             ----------- ---------
Total debt                     $200,000  $216,442
                             =========== =========

Shareholders' equity           $104,928  $ 84,039
Total assets                   $361,198  $359,190

----------------------------------------------------------------------

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

    CONTACT: Chattem, Inc., Chattanooga
             Earnings Release:
             Alec Taylor, 423-821-2037, ext. 3281
             or
             Rick Moss, 423-821-2037, ext. 3278
             or
             Investor Relations:
             Tammy Nichols, 423-821-2037, ext. 3209